EXHIBIT 4(l)
               AMENDED AND RESTATED LOAN AGREEMENT


     THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of October 31, 1996, by and among CARBONIC RESERVES, a Nevada corporation (hereinafter referred to as the "Borrower"), THE BEARD COMPANY, an Oklahoma corporation (hereinafter referred to as the "Guarantor"), and LIBERTY BANK AND TRUST COMPANY OF OKLAHOMA CITY, NATIONAL ASSOCIATION (hereinafter referred to as the "Bank").

                             RECITALS

     A. The Borrower, the Guarantor and the Bank are parties to that certain Loan Agreement dated as of May 19, 1995, as amended by that certain First Amendment dated November 13, 1995, as further amended by that certain Second Amendment dated March 12, 1996, and as further amended by that certain Third Amendment dated April 30, 1996 (said Loan Agreement, as amended, is hereinafter referred to as the "Existing Loan
Agreement"), pursuant to which the Bank has established a revolving loan facility in favor of the Borrower in the principal amount not to exceed $750,000.00.

     B. The Guarantor has guaranteed the Borrower's payment and performance of all liabilities, obligations and indebtedness arising under or in connection with the Existing Loan Agreement pursuant to the terms and provisions of that certain Guaranty Agreement dated May 19, 1995 (the "Existing Guaranty").

     C. The Borrower has requested that the maximum principal amount available for borrowing under the revolving loan facility be increased to $1,250,000.00.

     D. The Bank is willing to increase the revolving loan facility on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower, the Guarantor and the Bank hereby agree to amend and restate the Existing Loan Agreement in its entirety, effective as of the Effective Date (as hereinafter defined), to read as follows:

1.   DEFINITIONS.  As used in this Agreement:

     1.1 Terms Defined Above. The terms "Borrower," "Guarantor," "Bank," "Existing Loan Agreement" and "Existing Guaranty" have the respective meanings set forth above.

     1.2 Certain Definitions. As used herein, the following terms have the meanings indicated below (unless the context otherwise requires):

          "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, a Person has "control" over another Person if such Person has the ability to exercise a controlling influence over the management and policies of the other Person or if such Person directly or beneficially owns five percent (5%) or more of the equity interest in the other Person. With respect to the Borrower, the term "Affiliate" includes (i) the Guarantor and (ii) each officer and director of the Borrower.

          "Agreement," and such terms as "herein," "hereof," "hereto," "hereby," "hereunder" and the like shall mean and refer to this Loan Agreement, together with any and all exhibits and schedules attached hereto, and any and all supplements, modifications or amendments hereto.

          "Applicable Margin" means the margin (expressed as percentage basis points) used in determining the interest rate applicable to the Revolving Note, as provided in Section
     2.5.1. The Applicable Margin shall be determined as of each Quarterly Calculation Date for the following fiscal quarter based upon the Borrower's Cash Flow Coverage Ratio calculated as of such Quarterly Calculation Date in accordance with the table set forth below. For the period commencing on the Effective Date and ending on December 31, 1996, the Applicable Margin shall be 100 basis points (1.00%).

          Cash Flow Coverage Ratio                 Applicable Margin
          ------------------------                 -----------------

          Greater than or equal to 1.25:1.00,
            but less than or equal to 1.50:1.00 150 basis points (1.50%) Greater than 1.50:1.00, but less than
                 or equal to 2.00:1.00             125 basis points (1.25%)
          Greater than 2.00:1.00                   100 basis points (1.00%)

          "Borrowing Base" means, as of any date of calculation, an amount equal to the sum of (i) ninety percent (90%) of Eligible Insured Receivables as of such date plus (ii) sixty percent (60%) of Eligible Uninsured Receivables as of such date; provided, however, that in no event shall the amount determined under clause (ii) be greater than seventy-five percent (75%) of the amount determined under clause (i).

          "Borrowing Base Certificate" means a written certificate in the form of Exhibit "D" attached hereto

          "Business Day" means that portion of any day, other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Oklahoma, during which the Bank is open for substantially all of its normal banking functions.

          "Capital Expenditure" means any payment for any fixed assets or improvements, or for replacements, substitutions or additions thereto, which are required to be capitalized under GAAP.

          "Cash Flow Coverage Ratio," as of any Quarterly
     Calculation Date, means the fraction whose numerator is equal to the following:

          (i) the net income of the Borrower for the four (4) fiscal quarters ending on such Quarterly
               Calculation Date, excluding Affiliate interest expense; plus

          (ii) the Borrower's depreciation and amortization expense and other noncash expenses for the four (4) fiscal quarters ending on such Quarterly
               Calculation Date;

     and whose denominator is equal to the following:

          (i) the current maturities of the Borrower's long-term Debt (including capitalized lease obligations, but excluding for purposes of this calculation any payment made by the Borrower in respect of any Clean-Down Period in order to comply with the requirements of Section 2.7.2) during the four (4) fiscal quarters immediately following such Quarterly Calculation Date; plus

          (ii) the total redemptions payable by the Borrower on the outstanding shares of Preferred Stock during the four (4) fiscal quarters immediately following such Quarterly Calculation Date.

          "Clean-Down Period" has the meaning set forth in Subsection 2.7.2 hereof.

          "Collateral" means (i) all of the Borrower's Receivables,
     (ii) all of the Borrower's rights with respect to Credit Insurance covering any of the Receivables, (iii) all books, documents, records, files, ledger cards, electronic data processing materials and other general intangibles relating to the Borrower's Receivables, and (iv) all Proceeds of the foregoing.

          "Commitment Period" means the period beginning on the Effective Date and ending one Business Day prior to the Maturity Date.

          "Compliance Certificate" means a written certificate in the form of Exhibit "E" attached hereto.

          "Contingent Debt" means, as to any Person, any contingent liabilities, obligations or indebtedness, including (i) obligations under guaranties (direct or indirect) or similar undertakings to assure payment of Debt of other Persons, (ii) obligations to purchase or otherwise acquire Debt of other Persons (including obligations to repurchase Receivables previously transferred or assigned by the Borrower to other Persons), (iii) obligations to indemnify other Persons against liabilities or losses arising under certain contingencies, and
     (iv) warranty obligations and other contractually assumed obligations not arising in the ordinary course of business.

          "Credit Insurance" means a policy of credit insurance which, among other things, (i) is issued by an Insurance Provider selected by the Borrower and acceptable to the Bank,
     (ii) names the Borrower as insured and the Bank as an additional insured, (iii) insures each Receivable insured thereunder against loss on account of nonpayment by the account debtor when such Insured Receivable becomes three (3) months past due or six (6) months after shipment date, and
     (iv) provides for a cumulative deductible of not more than $7,500.00 per year.

          "Debt" means, as to any Person, (i) all obligations of such Person which, in accordance with GAAP, would be shown on its balance sheet as a liability (including obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments), (ii) all rental obligations under leases required to be capitalized under GAAP, and (iii) Debt of others secured by a Lien on any Property of such Person, whether or not assumed.

          "Default" means the occurrence of any event or the existence of any circumstances which, but for the giving of notice or the passage of time, or both, would constitute an Event of Default.

          "Disbursement Request" means a written request from the Borrower for a Revolving Advance, substantially in the form of Exhibit "C" attached hereto.

          "Effective Date" means the date and time, as provided in Subsection 4.1 hereof, on which this Agreement and the increase in the Revolving Loan contemplated hereby become effective.

          "Eligible Insured Receivables" means, as of any calculation date, the total unpaid balances of all Eligible
     Receivables which are Insured Receivables.

          "Eligible Receivable" means the face amount (net of applicable discounts and allowances offered in the ordinary course of business for prompt payment) of any Receivable (i) which arises from a bona fide, outright sale of goods or services in the ordinary course of the Borrower's business,
     (ii) which is based upon a valid, enforceable and legally binding order or contract, (iii) which is evidenced by an invoice or other documentary evidence satisfactory to the Bank, (iv) as to which the Bank has a perfected first priority Lien thereon, and (v) which otherwise meets the criteria set forth in this definition. The following shall be excluded from Eligible
     Receivables:

               (a) Any Receivable as to which the goods giving rise thereto Receivable have not been shipped and delivered to and accepted by the account debtor, or the services giving rise to such Receivable have not been performed by the Borrower and accepted by the account debtor, and any Receivable which otherwise does not represent a final sale or which is contingent in any respect or for any reason;

               (b) Any Receivable as to which the Borrower has made any agreement with the account debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of such Receivable;

               (c) Any Receivable as to which the Borrower has received notice that the account debtor claims right of rejection or return, or as to which any return, rejection or repossession of the goods sold has occurred;

               (d) Any Receivable which is subject to any offset, deduction, recoupment, defense to payment, dispute, chargeback or counterclaim;

               (e) Any Receivable arising from a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, promotional, consignment, memorandum account or any other repurchase or return basis;

               (f)  Any Receivable which is subject to any
          assignment, adverse claim or Lien (except in favor of the Bank);

               (g) Any Receivable which is evidenced by, or as to which the Borrower has received, a promissory note, chattel paper, draft, check, trade acceptance or other instrument in payment thereof;

               (h) Any Receivable as to which the account debtor is an Affiliate of the Borrower;

               (i) Any Receivable as to which the account debtor is the United States of America, any state or any Governmental Authority;

               (j) Any Receivable as to which the account debtor has died or is the subject of dissolution, liquidation, termination of existence, insolvency, business failure, receivership, bankruptcy, readjustment of debt, assignment for the benefit of creditors or similar proceedings;

               (k) Any Receivable as to which the Borrower has an offsetting trade payable;

               (l) Any Receivable arising from a sale made on a C.O.D. basis;

               (m) Any Receivable which remains unpaid for a period in excess of thirty (30) days beyond the stated due date or sixty (60) days beyond the original invoice date;

               (n) All Receivables which are due from any account debtor who owes Receivables ten percent (10%) or more of which remain unpaid for a period in excess of thirty (30) days beyond the stated due date or sixty (60) days beyond the original invoice date;

               (o) That portion of the total Receivables owing on any calculation date from an single account debtor or related group of account debtors which is in excess of twenty percent (20%) of the total of all outstanding Receivables;

               (p) Any Receivable which is not payable to the Borrower;

               (q) Any Receivable which is due from an account debtor who is not located in the United States or which is payable in a currency other than U.S. dollars; and

               (r) Any other Receivable as to which the Bank has made a determination, in the reasonable exercise of its discretion, that the prospects for collection are doubtful.

          "Eligible Uninsured Receivables" means, as of any calculation date, the total unpaid balances of all Eligible
     Receivables which are Uninsured Receivables.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

          "Environmental Law" means any Law applicable to the Borrower's business and operations or to its Properties that relates to (i) the prevention, abatement, remediation or elimination of pollution, (ii) occupational health and safety, sanitation or food standards, (iii) the protection of the environment, (iv) the protection of individuals or property from actual or potential exposure (or the effects of exposure) to an actual or potential spill or release of a Hazardous Substance, or (v) the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of a Hazardous Substance. The term "Environmental Law" includes the Clean Air Act, the Compre-hensive Environmental, Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, any state Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws.

          "Event of Default" means the occurrence of any of the events or the existence of any of the circumstances specified in Section 8 hereof.

          "Excess Cash Flow" means, with respect to each Quarterly Calculation Date, the Borrower's net income (or net loss) after tax (current portion) for the four (4) quarters ending on such Quarterly Calculation Date, exclusive of Affiliate interest expense, plus depreciation and amortization expense and all other noncash expenses of the Borrower for the four
     (4) quarters ending on such Quarterly Calculation Date, minus the current maturities of the Borrower's long-term Debt (inclusive of capitalized lease obligations) during the four
     (4) fiscal quarters immediately following such Quarterly Calculation Date, and minus redemptions paid or payable with respect to shares of Preferred Stock during the four (4) quarters ending on such Quarterly Calculation Date.

          "GAAP" means generally accepted accounting principles in effect from time to time, applied on a consistent basis throughout the periods involved, as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or Statements of the Financial Accounting Standards Board which may be applicable as of any determination date.

          "Governmental Authority" means any court or any administrative or governmental department, commission, board, bureau, authority, agency or body (domestic or foreign).

          "Guaranty" means the Guaranty Agreement to be executed by the Guarantor in favor of the Bank, substantially in the form of Exhibit "B" attached hereto, to be executed by the Borrower in favor of the Bank, as provided in Subsection 3.3 hereof.

          "Hazardous Substance" means any substance, chemical, pollutant, waste or other material (i) that consists, wholly or in part, of a substance that is regulated as toxic or hazardous to human health or the environment under any Environmental Law, or (ii) that exists in a condition or under circumstances that constitute a violation of an Environmental Law.

          "Indebtedness" means all liabilities, obligations and indebtedness of the Borrower to the Bank, of every kind and description, now existing or hereafter incurred, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, and whether or not of the same or a similar class or character as the Revolving Loan and whether or not currently contemplated by the Bank or the Borrower, including (i) principal and interest due and to become due on the Revolving Loan, (ii) all other liabilities, obligations and indebtedness of the Borrower to the Bank arising out of or relating to this Agreement, the Revolving Note, or any other Loan Documents, (iii) costs and expenses incurred by the Bank, as described in Subsection 6.13 hereof, and (iv) any overdrafts by the Borrower on any deposit account maintained with the Bank.

          "Insurance Provider" means American Credit Indemnity Company, whose home office is located in Baltimore, Maryland, or such other issuer or underwriter of any policy of Credit Insurance as shall be selected by the Borrower and approved by the Bank.

          "Insured Receivable" means any Receivable (i) which is insured, subject to applicable policy limits, under one or more policies of Credit Insurance, and (ii) as to which the Borrower has remitted the applicable premium payment and received confirmation thereof from the Insurance Provider.

          "Law" means any law, requirement, statute, rule, regulation, ordinance, decree, judgment or order of any Governmental Authority, whether federal, state, regional or local.

          "Lien" means any mortgage, pledge, lien, security interest, assignment, charge, restriction, claim, or other encumbrance, whether statutory, consensual or otherwise, which is granted, created or suffered to exist by any Person on any of its Properties and which secures any Debt of such Person.

          "Loan Documents" means this Agreement, the Revolving
     Note, the Security Agreement, the Guaranty, and all other instruments and documents executed or issued, or to be executed or issued, in favor of the Bank pursuant hereto or in connection with this Agreement and all amendments, modifications, extensions and renewals of any of the foregoing.

          "Material Adverse Effect" means any circumstance or set of events which (i) has or could reasonably be expected to have any adverse effect whatsoever on the validity, enforceability or performance of the Loan Documents, (ii) is or could reasonably be expected to be material and adverse to the financial condition or business operations of the Borrower, (iii) is or could reasonably be expected to impair the ability of the Borrower to fulfill its obligations under the terms and conditions of the Loan Documents, or (iv) causes or creates a Default.

          "Maturity Date" means the earlier of (i) April 30, 1998 (or such later date as may be established from time to time by the Bank pursuant to Subsection 2.11 hereof), or (ii) the date on which the Revolving Note and all other Indebtedness is accelerated pursuant to Subsection 9.2 hereof.

          "Permit" means any permit, certificate, consent, franchise, concession, license, authorization, approval, filing, registration or notification from or with any Governmental Authority or other Person.

          "Permitted Liens" means the following Liens against any Properties of the Borrower: (i) deposits to secure payment of worker's compensation, unemployment insurance and other similar benefits; (ii) Liens for property taxes not yet due;
     (iii) statutory Liens against which there are established reserves in conformity with GAAP and which (A) are being contested in good faith by appropriate legal proceedings or
     (B) arise in the ordinary course of business and secure obligations which are not yet due and not in default; (iv) existing Liens disclosed on Schedule I attached hereto, and
     (v) Liens in favor of the Bank.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party, or Governmental
     Authority.

          "Preferred Stock" means shares of the Borrower's
     Redeemable Preferred Stock, par value $1,000 per share.

          "Prime Rate" means the index rate of interest recognized from time to time by the Bank as the "national prime rate." The Prime Rate is an index rate used by the Bank in pricing loans and is not necessarily the lowest or best rate offered by the Bank.

          "Proceeds" means all proceeds of the Collateral, including (i) all proceeds of any insurance (including Credit Insurance), judgment, indemnity, warranty or guaranty payable to or for the account of the Borrower with respect to all or any portion of the Collateral, (ii) all proceeds in the form of accounts, collections, contract rights, documents, instruments, chattel paper or general intangibles relating in whole or in part to the Collateral, and (iii) all payments, in any form whatsoever, made or due and payable to or for the account of the Borrower in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Collateral by any Governmental Authority.

          "Property" means any asset or property, whether real, personal or mixed, tangible or intangible, whether now or at any time hereafter owned, operated or leased.

          "Quarterly Calculation Date" shall mean the last day of each fiscal quarter during the term of this Agreement beginning December 31, 1996.

          "Receivables" means all accounts of the Borrower, of every nature whatsoever, whether now existing or hereafter arising, including all accounts receivable, contracts, contract rights, and other right to payment for goods sold or leased or for services rendered (whether or not it has been earned by performance), together with all rights, interests (including security interests), claims, remedies and benefits relating thereto.

          "Revolving Advance" means a cash loan from the Bank to the Borrower under the Revolving Loan.

          "Revolving Commitment" means the lesser of (i) the sum of $1,250,000.00 (or such lower amount as may be established from time to time by the Borrower pursuant to Subsection 2.12 hereof) and (ii) the Borrowing Base from time to time in effect; provided, however, that during each Clean-Down Period, the term "Revolving Commitment" means the lesser of (i) the sum of $850,000.00 and (ii) the Borrowing Base from time to time in effect during such Clean-Down Period.

          "Revolving Loan" means the revolving loan facility established by the Bank in favor of the Borrower under the Existing Loan Agreement and to be continued and increased pursuant to Subsection 2.1 hereof.

          "Revolving Note" means the Amended and Restated
     Promissory Note, substantially in the form of Exhibit "A" attached hereto, to be executed by the Borrower in favor of the Bank, as provided in Subsection 2.4 hereof.

          "Security Agreement" means that certain Security
     Agreement executed by the Borrower in favor of the Bank, as more particularly described in Subsection 3.1 hereof.

          "UCC" means the Uniform Commercial Code as in effect from time to time in any state in which the Collateral is located.

          "Uninsured Receivable" means any Receivable which is not an Insured Receivable.

     1.3 Accounting Terms. Accounting and financial terms used herein and not otherwise defined with respect to the Borrower's financial statements and financial position shall have the meanings ascribed thereto pursuant to GAAP.

     1.4 Terms Defined in UCC. Terms used herein that are defined in Article 9 of the UCC (such as the terms "accounts," "chattel paper," "contract rights," "general intangibles," "instruments" and "proceeds") shall have the respective meanings set forth therein.

     1.5 Construction. The following rules of construction shall apply, unless elsewhere specifically indicated to the contrary: (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice-versa; (b) pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter genders; (c) the term "or" is not exclusive; (d) the term "including" (or any form thereof) shall not be limiting or exclusive; and (e) all references to this Agreement, the Revolving Note, the Security Agreement, the Guaranty or any other Loan Documents shall include any and all modifications, amendments or supplements hereto or thereto, any and all renewals and extensions hereof or thereof, and any and all replacements or substitutions therefor.

2. LENDING AGREEMENT. Subject to the terms and conditions of this Agreement and the Loan Documents, and in reliance upon the representations and warranties contained herein and therein:

     2.1 Revolving Loan. The Bank agrees to renew, extend and increase the Revolving Loan established under the Existing Loan Agreement and to make Revolving Advances thereunder to the Borrower from time to time during the Commitment Period in an aggregate amount at any time outstanding not to exceed the Revolving Commitment. The Borrower may request Revolving Advances from time to time under the Revolving Loan in accordance with the provisions of Subsection 2.3 hereof, and may prepay and re-borrow on a revolving basis; provided, however, that the aggregate principal amount of all Revolving Advances at any time outstanding under the Revolving Loan shall not exceed the lesser of (i) the Revolving Commitment as in effect on such date, and (ii) the Borrowing Base as in effect on such date. The Borrower acknowledges and agrees that the principal balance outstanding under the Revolving Loan at the close of business on the Effective Date was $649,979.25 and that Borrower has no defense, counterclaim or offset with respect to the Existing Loan Agreement or the Revolving Loan.

     2.2 Use of Proceeds. The proceeds of each Revolving Advance will be used by the Borrower for working capital purposes.

     2.3 Borrowing Procedures. The Borrower may request a Revolving Advance on any Business Day during the Commitment Period. The Borrower shall make each request by giving the Bank written notice (which may be sent via telefacsimile) in the form of a properly completed and executed Disbursement Request stating the amount of the requested Revolving Advance (which amount shall be at least $5,000.00); provided, however, that the Borrower may give oral notice by telephone if confirmed by a written notice (which may be sent via telefacsimile) in the form of a properly completed and executed Disbursement Request within three (3) Business Days thereafter. Subject to the Borrower's satisfaction of all other conditions precedent as set forth in Subsection 4.3 hereof, each Revolving Advance will be made on the same Business Day on which the Bank receives the Borrower's Disbursement Request, if the Disbursement Request is received by 1:00 p.m., or on the following Business Day, if it is received after 1:00 p.m. The Bank will make each Revolving Advance by crediting the general operating account maintained by the Borrower with the Bank.

     2.4 Revolving Note. The Revolving Advances from time to time outstanding under the Revolving Loan (including amounts advanced under the Existing Loan Agreement) will be evidenced by the Revolving Note, which shall be made and delivered by the Borrower at or prior to the Effective Date. Notwithstanding the principal amount stated on the face of the Revolving Note, the actual principal due from the Borrower on account of the Revolving Note will be the sum of all Revolving Advances from time to time made by the Bank (including amounts advanced under the Existing Loan Agreement), less all principal payments actually received by the Bank in collected funds. Each Revolving Advance and each principal payment under the Revolving Loan will be recorded by the Bank in its books and records, and the unpaid principal balance so recorded will be presumptive evidence of the principal amount owing under the Revolving Note.

     2.5  Interest.

          2.5.1 Rate. The unpaid principal amount of the Revolving Advances from time to time outstanding under the Revolving Note will bear interest at a fluctuating rate per annum equal to the Prime Rate, plus the Applicable Margin; provided, however, that, upon the occurrence of any Event of Default and until cured to the satisfaction of the Bank, the unpaid principal amount of all Revolving Advances from time to time outstanding under the Revolving Note will bear interest at a fluctuating rate per annum equal to the Prime Rate (but not less than the Prime Rate in effect on the date of the occurrence of the Event of Default), plus five (5) percentage points. The interest rate payable under the Revolving Note will be adjusted as of the opening of business on the day of each change in the Prime Rate and as of the first day of the fiscal quarter following any change in the Applicable Margin.

          2.5.2 Payment. Interest shall be due and payable monthly in arrears on the last day of each calendar month commencing November 30, 1996, and on the Maturity Date.

          2.5.3     Computation of Interest.  Interest on the
     Revolving Advances outstanding under the Revolving Note shall be computed on the basis of a year consisting of 360 days and for the actual number of days elapsed.

     2.6 Non-Use Fee. The Borrower will pay the Bank a "Non-Use Fee" calculated at the rate of one half of one percent (0.5%) per annum on the average daily unborrowed amount of the Revolving Commitment, payable monthly in arrears on the first day of each month beginning on December 1, 1996, with final payment being due and payable on the Maturity Date. The calculation of the "Non-Use Fee" will be based upon a year consisting of 360 days and for the actual number of days elapsed.

     2.7  Principal Payments.

          2.7.1 Maturity. The entire outstanding principal balance of the Revolving Note, together with all unpaid interest accrued thereon, shall be due and payable in full on the Maturity Date.

          2.7.2 Clean-Down Periods. At least once during each fiscal year of the Borrower, the Borrower shall designate a period of thirty (30) consecutive calendar days as a "Clean-Down Period." During each Clean-Down Period: (a) the aggregate outstanding Revolving Advances shall not exceed the sum of $850,000.00; and (b) the Borrower shall not request, and the Bank shall not be obligated to make, any new Revolving Advances if the making of such Revolving Advances would cause the aggregate outstanding Revolving Advances to exceed $850,000.00.

          2.7.3 Mandatory Prepayments. If the principal balance of the Revolving Advances outstanding under the Revolving Note at any time exceeds the Borrowing Base then in effect, the Borrower shall make an immediate mandatory prepayment of principal on the Revolving Note in an amount equal to the excess.

     2.8 Optional Prepayment. The Borrower may, from time to time, prepay the outstanding principal amount of the Revolving Note, in whole or in part, without premium or penalty.

     2.9 Making of Payments. All payments, including prepayments, of principal or interest on the Revolving Note shall be made to the Bank at its principal office in Oklahoma City, Oklahoma, on or before 2:00 p.m., on the date due in immediately available funds. Whenever a payment is due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day and interest (if any) shall accrue during such extension.

     2.10 Maximum Lawful Interest Rate. It is not the intention of the Bank or the Borrower to violate the Laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Loan Documents and all other agreements between the Borrower and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Bank for the use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision hereof or of any other Loan Document, at the time the performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity. If from any such circumstances the Bank shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of monies included in the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term thereof. This Subsection 2.10 shall control every other provision of the Loan Documents and all other agreements between the Bank and the Borrower contemplated thereby.

     2.11 Renewal and Extension. The parties anticipate that the Bank may from time to time, in its sole and absolute discretion, extend the Maturity Date (and thereby extend the Commitment Period) upon request by the Borrower. The Bank shall not be obligated to extend the Maturity Date at any time, and the Borrower acknowledges that the Bank has not made any commitment, written or oral, concerning extension of the Maturity Date. In the event the Maturity Date is extended, the terms and provisions of this Agreement will continue in full force and effect, except as may otherwise be agreed in writing by the Borrower and the Bank.

     2.12 Reduction of Revolving Commitment. The Borrower may at any time or from time to time permanently reduce the amount of the Revolving Commitment by giving notice of the amount of such reduction to the Bank and prepaying the amount by which the principal balance of the then outstanding Revolving Advances exceeds the reduced amount of the Revolving Commitment. Further, the Borrower may terminate the Revolving Commitment at any time by giving notice of such termination to the Bank and paying the entire principal balance of the Revolving Note and all unpaid interest, fees and other charges accrued in respect of the Revolving Loan.

3. SECURITY. As security for the prompt payment and performance of the Indebtedness, at all times during the term of this Agreement and until the Indebtedness is paid and satisfied in full:

     3.1 Collateral. The Borrower will maintain and continue in favor of the Bank a valid and perfected security interest in and to the Collateral, which security interest shall be first and prior to all other Liens. In order to provide the Bank with a valid and perfected, first priority security interest in the Collateral, the Borrower acknowledges that it has previously delivered in favor of the Bank that certain Security Agreement dated May 19, 1995, and appropriate UCC financing statements covering the Collateral, all of which are hereby ratified and re-affirmed in all respects as security for payment and performance of the Indebtedness. From time to time after the Effective Date, the Borrower will, upon the request of the Bank, promptly execute and deliver, or cause to be executed and delivered, to the Bank such additional security agreements, instruments, assignments, financing statements and other documents, and do such other acts and things with respect to the Collateral, as the Bank may reasonably deem necessary or advisable to protect or perfect its interest in the Collateral.

     3.2 Negative Pledge. Until payment in full of the Indebtedness, the Borrower agrees that, without the prior written consent of the Bank, it will not (i) create, assume or suffer to exist any Lien on any of its Properties, except for Permitted Liens, (ii) sell, transfer, assign or factor any of its Receivables, or permit any Person to have any ownership right or participation interest in any of its Receivables, or (iii) sell, transfer or otherwise dispose of all or any substantial portion of its other Properties, whether pursuant to a single transaction or a series of transactions. Notwithstanding the foregoing:

          (a) the Borrower shall be permitted to collect its Receivables and sell inventory, supplies and materials in the ordinary course of business;

          (b) the Borrower shall be permitted to transfer, sell or otherwise dispose of Properties (other than Receivables) which are no longer used or useful in its business, provided that such sale, transfer or other disposition does not create a Default or Event of Default under any other provision of this Agreement;

          (c) the Borrower shall be permitted to transfer to the Insurance Provider for collection any past-due Receivables as to which the Borrower has filed claims under any applicable
     Credit Insurance; and

          (d) the Borrower shall be permitted to grant purchase money security interests in equipment acquired by the Borrower after the Effective Date, provided that the Debt secured thereby does not exceed the limitations set forth in Subsection 7.3.1(iv) hereof.

     3.3 Grant of Liens Upon Default. Upon the occurrence of any Event of Default, or at any time thereafter during the continuation of such Event of Default, the Bank may, at its option, require the Borrower to grant valid and enforceable first priority Liens in favor of the Bank in and to all of its Properties. Promptly upon any such request, the Borrower shall execute and deliver to the Bank such security agreements, financing statements, real estate mortgages, deeds of trust and other collateral documents, in form satisfactory to the Bank, as the Bank may request and as are necessary in order to grant and convey to the Bank a first, prior and perfected Lien in and to all of its Properties.

     3.4 Guaranty. The Guarantor hereby absolutely and unconditionally guarantees the Borrower's prompt payment and performance of the Indebtedness and further agrees to execute and deliver the Guaranty to the Bank. The Guarantor acknowledges and agrees that its obligations under the Guaranty will be in continuation and increase of its obligations under the Existing Guaranty and that the Guaranty will supersede and replace the Existing Guaranty.

4.   CONDITIONS OF LENDING.

     4.1 Effective Date. This Agreement shall be effective as of October 31, 1996, subject to the Borrower's satisfaction of the conditions precedent set forth in Subsection 4.2 hereof.

     4.2 Conditions to Effectiveness. This Agreement and the obligation of the Bank hereunder shall become effective only when all of the following conditions precedent have been satisfied (to the extent not previously satisfied):

          4.2.1 Execution of Amended Loan Documents. The following Loan Documents shall have been executed by the appropriate parties thereto and delivered to the Bank, all in form and substance satisfactory to the Bank:

                (a) this Agreement;

                (b) the Revolving Note; and

                (c) the Guaranty.

          4.2.2 Interest and Fees. All interest, fees and other charges accrued under the Existing Loan Agreement to the Effective Date shall have been paid to the Bank in full.

          4.2.3 Perfection; Recordings and Filings. All actions shall have been taken as are necessary or appropriate for the Bank to acquire and perfect a first, prior and perfected security interest in and to the Collateral, including the filing of appropriate UCC-1 financing statements naming the Borrower as debtor and the Bank as secured party and covering the Collateral.

          4.2.4 Lien Searches. The Bank shall have received certified responses to UCC lien search requests reflecting that there are no effective UCC financing statements on file in any filing offices in the State of Texas or any other states or jurisdictions in which the Borrower maintains any place of business or owns any Properties naming the Borrower as debtor and covering the Collateral, other than (i) financing statements in favor of the Bank, and (ii) financing statements relating to Permitted Liens.

          4.2.5 Borrowing Base Certificate. The Bank shall have received a properly completed Borrowing Base Certificate dated as of the Effective Date.

          4.2.6 Corporate Documents.  The Bank shall have received
     (i) a copy of the Articles or Certificate of Incorporation, as amended, of the Borrower, certified as true and correct by the Nevada Secretary of State, (ii) a copy of the Bylaws of the Borrower, as amended, certified as true and correct by its duly elected and acting corporate secretary, (iii) a good standing certificate issued by the Nevada Secretary of State certifying as to the Borrower's due incorporation and good standing, and (iv) a certificate issued by the Secretary of State or equivalent public official of each other state or jurisdiction in which the Borrower does business or owns any Properties, certifying as to its good standing as a foreign corporation under the Laws of such state or jurisdiction.

          4.2.7 Resolutions. The Bank shall have received a true and correct copy of the resolutions adopted by the Board of Directors of the Borrower duly authorizing the borrowings contemplated hereunder and the execution, delivery and performance of the Loan Documents to which it is a party.

          4.2.8 Incumbency Certificates. The Bank shall have received a certificate executed by the duly elected and acting corporate secretary of the Borrower stating the names and titles and containing specimen signatures of the officers authorized to execute and deliver Loan Documents on behalf of the Borrower as well as the officers authorized to submit Disbursement Requests and to make telephonic requests for Revolving Advances.

          4.2.9 Insurance Policies. The Bank shall have received copies of such insurance policies, or binders or certificates of insurance, in form and substance satisfactory to the Bank, evidencing that the Borrower has obtained and is maintaining the minimum insurance coverages required by this Agreement.

          4.2.10 Financial Statements. The Bank shall have received copies of the financial statements referred to in Subsection 5.6 hereof, and such financial statements shall be satisfactory to the Bank.

          4.2.11 Credit Insurance Policies. The Bank shall have received copies of all policies of Credit Insurance (including all endorsements thereto) in effect as of the Effective Date. As to each of such policies, the Borrower shall have caused endorsements to be issued with respect thereto in order to add the Bank as an additional insured.

          4.2.12 Other Matters. The Borrower shall have provided the Bank with such reports, information, financial statements, and other documents as the Bank has reasonably requested to evidence the Borrower's compliance with the terms and conditions of this Agreement and the Loan Documents.

          4.2.13 Legal Matters. All legal matters incident to the Loan Documents and the Revolving Loan shall be satisfactory to the Bank and its counsel.

     4.3 Conditions to Revolving Advances. The obligation of the Bank to make any Revolving Advance on or after the Effective Date is subject to the Borrower's satisfaction of the following additional conditions precedent:

          4.3.1 Disbursement Request. The Borrower shall have submitted a properly executed Disbursement Request for such Revolving Advance in accordance with the provisions of Subsection 2.3 hereof.

          4.3.2 Borrowing Base.  The making of such Revolving
     Advance shall not cause the total Revolving Advances outstanding under the Revolving Note to exceed the Borrowing
     Base then in effect.

          4.3.3 Representations and Warranties. The representations and warranties set forth herein and in the other Loan Documents shall be true and accurate (except to the extent any representations or warranties as to the financial condition of the Borrower relate solely to an earlier specified date).

          4.3.4 No Defaults. There shall not have occurred and be continuing any Default or Event of Default, and the Loan
     Documents shall be in full force and effect.

          4.3.5 No Violation. The making of such Revolving Advance shall not cause the Bank to be in violation of any statute or regulation or any order or decree of any Governmental
     Authority.

5. REPRESENTATIONS AND WARRANTIES. In addition to the other representations and warranties made herein, the Borrower and the Guarantor jointly and severally represent and warrant to the Bank as follows:

     5.1 Existence and Capitalization. Each of the Borrower and the Guarantor is a corporation, duly organized, validly existing and in good standing under the Laws of the state of its organization, is duly qualified or registered to conduct business and in good standing under the Laws of all other states in which it does business, and is duly authorized, qualified and licensed under all applicable Laws to carry on its business as currently conducted and as contemplated to be conducted. The Borrower's capital stock consists of 1,000,000 authorized shares of common stock, par value $0.10 per share, of which 160,000 shares are issued and outstanding, and 15,400 authorized shares of Preferred Stock, of which 14,859 shares are issued and outstanding. The Guarantor is the sole owner of 85.0% of the Borrower's outstanding shares of common stock and all of the outstanding shares of Preferred Stock.

     5.2 Authority. Each of the Borrower and the Guarantor has full power and authority to execute, deliver and perform its obligations under this Agreement and other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Guarantor is a party have been duly authorized by all necessary corporate action on its behalf.

     5.3 Validity and Binding Nature. The Loan Documents to which the Borrower and the Guarantor, as the case may be, is a party constitute (or upon execution and delivery will constitute) its valid and legally binding obligations, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency and similar Laws affecting the enforcement of creditors' rights generally and subject to general principles of equity).

     5.4 Conflicting Agreements and Restrictions. Neither the execution and delivery by the Borrower or the Guarantor of the Loan Documents to which it is a party, nor fulfillment or compliance with the terms and provisions thereof, will: (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule or regulation to which it is subject or by which its Properties are bound; (ii) result in the creation or imposition of any Lien on any of its Properties pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement, except for security interests created in favor of the Bank; or (iii) require any authorization, consent, license, approval or authorization of or other action by, or notice or declaration to, or registration with, any Governmental Authority, or, to the extent that any such consent or other action may be required, such consent or other action has been validly procured or duly taken.

     5.5 Actions and Proceedings; Contingent Debt. There is no action, investigation or proceeding against the Borrower or the Guarantor, pending or threatened, which questions the validity of any of the Loan Documents or which is likely to have a Material Adverse Effect. The Borrower does not have any material Contingent Debt or contingent liabilities not provided for or disclosed in the financial statements referred to in Subsection 5.6 hereof.

     5.6 Financial Statements. The audited financial statements of the Borrower for the fiscal year ended December 31, 1995, and the unaudited interim financial statements of the Borrower for the fiscal quarter ended September 30, 1996, copies of which have been provided to the Bank, were prepared in conformity with GAAP (except for the absence of footnotes and subject, however, to normal year-end adjustments in the case of the financial statements for the fiscal quarter ended September 30, 1996), and fairly present the financial position of the Borrower as of the respective dates thereof and for the periods stated. There has occurred no material adverse change, either separately or in the aggregate, in the financial position of the Borrower since September 30, 1996. The Borrower does not have (i) any Debt which is not reflected in such financial statements, but which, under GAAP, was required to be so reflected, or (ii) any unusual or long-term commitments or any unrealized or anticipated losses from any commitments which are not reflected in such financial statements.

     5.7 Ownership of Properties; Liens. The Borrower has good title to all of its Receivables and has good title to or valid leasehold interests in all of its other Properties, free and clear of any Liens (other than Permitted Liens).

     5.8 No Subsidiaries. The Borrower (i) does not own any subsidiaries nor any stock in any other corporation, and (ii) is not a partner or joint venturer in or equity owner of any partnership, joint venture or other business association.

     5.9 Permits. The Borrower has all Permits and has made all filings, registrations and notifications with or to all Governmental Authorities which are necessary for it to carry on its business as now being conducted and as contemplated to be conducted. All such Permits are valid and subsisting, and the Borrower is in compliance with the terms of all such Permits.

     5.10 No Defaults. Neither the Borrower nor the Guarantor is in default of or in breach under any material contract, agreement or instrument to which it is a party or by which it or any of its Properties may be bound.

     5.11 ERISA. Neither the Borrower nor the Guarantor maintains any employee pension or other benefit plan or trust that is subject to Title IV of ERISA.

     5.12 No Violation of Applicable Law. Each of the Borrower and the Guarantor is in compliance in all material respects with all Laws relating to its business and operations in all states and jurisdictions where it is currently doing business, including Environmental Laws and Laws pertaining to equal employment practices, labor relations and civil rights. The Borrower has not received notice of any claimed violation of any Environmental Law which has or is likely to have a Material Adverse Effect.

     5.13 Compliance with Board Regulations. No part of the proceeds of any Revolving Advance will be used, and no part of any loan repaid or to be repaid with the proceeds of any Revolving Advance was or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or margin stock within the meaning of Regulation G or U of the Board of Governors of the Federal Reserve System. The assets of the Borrower do not include any margin securities or margin stock, and the Borrower does not have any present intention of acquiring any margin securities or margin stock.

     5.14 Investment Company Act; Public Utility Holding Company Act. The Borrower is not (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company," a "subsidiary company" thereof or an "affiliate" of a "holding company" or of such a "subsidiary company," each within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.15 Solvency. Each of the Borrower and the Guarantor (i) is solvent with saleable assets of a value that exceeds the amount of its respective Debt, (ii) is able to and anticipates that it will be able to meet its respective Debts as they mature, and (iii) has adequate capital to conduct the business in which it is engaged.

     5.16 Survival of Representations. All representations and warranties made herein or in any other Loan Documents shall survive the Effective Date, and any investigation at any time made by or on behalf of the Bank shall not diminish its right to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower or the Guarantor under or pursuant to this Agreement or any other Loan Documents or in connection with the transactions contemplated hereby or thereby shall constitute representations and warranties made hereunder.

6. AFFIRMATIVE COVENANTS. Until the Indebtedness has been paid in full and all of the Bank's obligations hereunder have been terminated, the Borrower and the Guarantor agree that, unless the Bank shall otherwise consent in writing:

     6.1  Financial Statements.

          6.1.1 Annual Statements. Within ninety (90) days after the end of each fiscal year of the Borrower, the Borrower will furnish to the Bank a copy of its audited balance sheet as of the end of such year and its audited statements of income, retained earnings and cash flows for such fiscal year, each prepared in conformity with GAAP and setting forth in each case, in comparative form, corresponding figures from the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank. Such audited financial statements will be certified as to fairness of presentation, compliance with GAAP and consistency by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank.

          6.1.2 Monthly Statements. Within thirty (30) after the end of each calendar month, the Borrower will furnish to the Bank a copy of its unaudited interim financial statements (including a balance sheet, statement of income and any other information which may be requested by the Bank), prepared in conformity with GAAP and, except for the absence of footnotes, presented in a manner consistent with the audited financial statements required under Subsection 6.1.1 hereof and certified (subject to normal year-end adjustments) as to fairness of presentation, compliance with GAAP and consistency by the chief financial officer of the Borrower.

          6.1.3 Guarantor Statements. Within ninety (90) days after the end of each fiscal year of the Guarantor, the Guarantor will furnish to the Bank a copy of its audited consolidated balance sheet as of the end of such year and its audited consolidated statements of income, retained earnings and cash flows for such fiscal year, each prepared in conformity with GAAP and setting forth in each case, in comparative form, corresponding figures from the preceding fiscal year, all in reasonable detail and satisfactory in scope to the Bank. Such audited financial statements will be certified as to fairness of presentation, compliance with GAAP and consistency by independent certified public accountants of recognized standing selected by the Guarantor and acceptable to the Bank.

     6.2  Reports.

          6.2.1 Borrowing Base Certificates. Within thirty (30) days after the end of each calendar month, the Borrower will furnish to the Bank a completed Borrowing Base Certificate, prepared as of the end of such month and certified by the chief financial officer of the Borrower, showing the Borrower's calculation (which shall not be binding on the Bank) of its Eligible Insured Receivables and Eligible Uninsured Receivables (stated separately), and the Borrowing Base.

          6.2.2 Compliance Certificates. Within thirty (30) after the end of each calendar quarter, the Borrower will furnish to the Bank a completed Compliance Certificate, signed by the chief financial officer of the Borrower, (i) stating that no Default or Event of Default has occurred and is then continuing (or, if any Default or Event of Default has occurred and is then continuing, setting forth the remedial steps being taken by the Borrower), and (ii) demonstrating the Borrower's compliance with the financial covenants set forth in Subsection 7.8 hereof.

          6.2.3 Aging Reports. Within thirty (30) days after the end of each calendar quarter, the Borrower will furnish to the Bank a completed aging report: (i) listing or identifying the Receivables of the Borrower and the unpaid balance of each;
     (ii) showing as to each Receivable, (A) the name of the account debtor, (B) the total amount owing, (C) the status of payments, (D) the current amount owing, (E) the amounts past due in relation to the contractual due date (including the aging thereof), and (F) whether such Receivable is an Insured Receivable or an Uninsured Receivable.

     6.3  Other Information and Notifications.

          6.3.1 Financial Information. Within ten (10) days after each request (or as soon thereafter as is practical under the circumstances), the Borrower will furnish the Bank with such other information concerning its business, operations and financial condition as may be reasonably requested from time to time by the Bank.

          6.3.2 Credit Insurance. The Borrower will promptly notify the Bank if any policy of Credit Insurance is cancelled or terminated, of if the rating of the Insurance Provider, as published by A.M. Best Company, falls below the level of "A," or if the Insurance Provider fails to pay any claims submitted by the Borrower with respect to any Insured Receivable in excess of $50,000.00.

          6.3.2 Litigation. The Borrower will promptly notify the Bank, but in any event within seven (7) days, after it knows of any pending suit, action, investigation or administrative proceeding against or affecting the Borrower or any of its Properties, if the amount sued for or the value of the Property involved (notwithstanding any insurance coverage therefor) is $100,000.00 or more.

          6.3.4 Notification of Liens. The Borrower will promptly notify the Bank, but in any event within seven (7) days, after it knows of the existence or asserted existence of any Lien on any of its Properties (excluding only Permitted Liens).

          6.3.5 Other Notifications. The Borrower will promptly notify the Bank, but in any event within seven (7) days, after it knows that any of the following has occurred: (i) a Default or an Event of Default; (ii) any change in the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Borrower which might have a Material Adverse Effect; or (iii) any material change in the accounting practices and procedures of the Borrower, including a change in fiscal year.

     6.4 Books and Records. The Borrower will maintain books and records and administer a system of accounting in accordance with sound business practices sufficient to permit the preparation of financial statements in conformity with GAAP. The Bank will have the right to examine and copy such books and records at its expense, and to discuss the affairs, operations, finances and accounts with the Borrower's officers, during normal business hours and upon reasonable notice.

     6.5 Field Audits; Inspection. The Borrower will permit the Bank, at the Bank's sole expense, through its authorized agents and representatives (who need not be employees of the Bank), to conduct periodic field audits of the Borrower and to review the Borrower's operations, books and records, accounts receivable methods and controls, credit policies, charge-off policies, collection procedures, compliance with applicable Laws, maintenance of Credit Insurance, and other matters relating to the value and maintenance of the Collateral and the Borrower's financial reporting.

     6.6  Insurance.

          6.6.1 Credit Insurance. The Borrower will maintain Credit Insurance in full force and effect with an Insurer Provider having a rating (as published by A.M. Best Company) of least "A" with respect to each Receivable represented to the Bank to be an Insured Receivable and will comply with all terms and conditions set forth in each policy of Credit Insurance covering any Insured Receivables.

          6.6.2 Liability and Casualty Insurance. In addition to the Credit Insurance referred to in Subsection 6.6.1 hereof, the Borrower will maintain in full force and effect insurance policies, in amounts and against risks consistent with insurance coverage customarily or typically maintained by similar businesses which are similarly situated. If requested, the Borrower will furnish the Bank with copies of all insurance policies in effect and evidence of premium payment thereon.

     6.7 Taxes; Other Liens. The Borrower will pay when due all taxes, assessments, governmental charges or levies owing or payable by it, and will pay when due all claims for labor, materials, supplies, rent and other obligations which, if unpaid, might become a Lien against its Properties, except to the extent any of the foregoing are being diligently contested in good faith by appropriate legal proceedings and against which there are established adequate reserves in conformity with GAAP.

     6.8 Existence. Each of the Borrower and the Guarantor will maintain its existence as a corporation under the Laws of the state of its incorporation and will be duly qualified or licensed to conduct business and in good standing under the Laws of each state or jurisdiction in which it does business.

     6.9 Permits. The Borrower will maintain all Permits which are necessary for it to carry on its business as now being conducted or as contemplated to be conducted, or which, if not obtained, would have a Material Adverse Effect.

     6.10 Maintenance of Properties. The Borrower will maintain all of its Properties in good and workable condition, repair and appearance, normal wear and tear excepted.

     6.11 Compliance with Laws. The Borrower will comply in all material respects with all Laws applicable to its business and operations or by which its Properties are bound or affected, including Environmental Laws and Laws pertaining to equal employment practices, labor relations and civil rights, except to the extent that any of the foregoing are being diligently contested in good faith by appropriate legal proceedings and against which there are established adequate reserves in conformity with GAAP.

     6.12 Further Assurances. The Borrower will, upon request, cure or cause to be cured any defects or omissions in the execution and delivery of, or the compliance with, the Loan Documents or the conditions described in Section 4 hereof.

     6.13 Reimbursement of Expenses. The Borrower will pay or reimburse the Bank, either at the Effective Date (if applicable) or within ten (10) days after the Bank presents a statement therefor, for (i) all reasonable and customary out-of-pocket expenses incurred by the Bank in connection with the negotiation and preparation of this Agreement and the Loan Documents and the consummation of the transactions herein contemplated, including filing fees, recording costs, examinations of and certifications as to public records, and reasonable attorneys' fees and expenses,
(ii) all reasonable and customary out-of-pocket expenses, including attorneys' fees and expenses, incurred by the Bank in connection with (A) any amendment, modification, interpretation, termination, waiver or consent with respect to this Agreement or the other Loan Documents, or (B) any action taken by the Bank to protect or defend its security interest in the Collateral, and (iii) upon the occurrence of any Event of Default, all amounts reasonably expended, advanced or incurred by the Bank (A) to satisfy any obligation of the Borrower under the Loan Documents, or (B) to collect upon the Revolving Note or any other obligations included in the Indebtedness, or (C) to enforce the rights of the Bank under the Loan Documents or to collect, foreclose, or otherwise realize upon the Collateral, which amounts will include all court costs, attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Bank in connection with any such matters.

     6.14 Subordination. The Guarantor will at all times own and control 100% of the outstanding shares of Preferred Stock. The Guarantor hereby subordinates its rights to receive payment of dividends on the outstanding shares of Preferred Stock and its right to require redemption of outstanding shares of Preferred Stock to the prior payment in full of the Indebtedness. The Guarantor will not demand or receive payment of or dividends on or redemption of any outstanding shares of Preferred Stock if (i) any Default or Event of Default has occurred and is continuing as of the date any such dividend or redemption is to be paid or made, or
(ii) the payment of such dividend or the making of such redemption would create or give rise to a Default or Event of Default under any other provision of this Agreement (including the financial covenants set forth in Subsection 7.8 hereof).

7. NEGATIVE COVENANTS. Until the Indebtedness has been paid in full and all of the Bank's obligations hereunder have been terminated, each of the Borrower and the Guarantor agrees that, unless the Bank shall otherwise consent in writing:

     7.1  Changes in Structure.

          7.1.1 Mergers, Consolidations and Reorganizations. The Borrower will not: (i) merge or consolidate with any Person (or enter into any merger or consolidation agreement or plan);
     (ii) permit any such merger or consolidation with it; or (iii) adopt or effect any plan of reorganization or recapitalization.

          7.1.2 Formation of Subsidiaries.  The Borrower will not:
     (i) form or acquire any subsidiaries or otherwise acquire any stock in any other corporation; or (ii) become a partner or joint venturer in or equity owner of any partnership, joint venture or other business entity.

          7.1.3 Changes in Nature of Business. The Borrower will not: (i) discontinue its business or any material line of business; (ii) make any material change in the nature of or manner in which it conducts its business; or (iii) liquidate, wind-up or dissolve.

     7.2  Loans to and Transactions with Affiliates.

          7.2.1 Loans. The Borrower will not make or suffer to exist any loans, advances and other extensions of credit, directly or indirectly, to or for the benefit of its Affiliates, other than (i) intercompany receivables due from Affiliates arising from normal trade activity consistent with current practice, and (ii) advances of reasonable travel expenses to employees of the Borrower in the ordinary course of business.

          7.2.2 Other Transactions. The Borrower will not enter into any other transaction with any Affiliate, including any purchase, sale or exchange of property or the rendering of any services, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would exist in a comparable transaction with a Person other than an Affiliate.

     7.3  Restrictions on Debt.

          7.3.1 Debt. The Borrower will not create, incur, become obligated for, guarantee or suffer to exist any Debt, except for: (i) the Indebtedness; (ii) currently outstanding Debt reflected in the financial statements referred to in Subsection 6.5 hereof or disclosed on Schedule II attached hereto; (iii) current accounts payable arising in the ordinary course of business which are not past due or in default and which are not evidenced by any promissory note or other instrument; and (iv) additional Debt not in excess of $200,000 incurred after the Effective Date.

          7.3.2 Contingent Debt. The Borrower will not, directly or indirectly, create, incur, become obligated for or suffer to exist any Contingent Debt.

     7.4 Restrictions on Dividends. The Borrower will not: (i) declare, make or pay any dividends on shares of any class of its capital stock, or set apart any sum of money or any assets for the payment of dividends, or make any other distribution, by reduction of capital or otherwise, in respect of any class of its capital stock; (ii) purchase, redeem, retire, or otherwise acquire, either directly or indirectly, any shares of any class of its capital stock, or set apart any sum of money or any of its assets therefor, or (iii) make any other type of payment or distribution of cash, property or assets to or among any of its shareholders (in their capacities as shareholders). Notwithstanding the foregoing, the Borrower may declare and pay dividends on, and/or redeem shares of, its currently outstanding Preferred Stock, provided that (A) no Default or Event of Default has occurred and is continuing as of the date any such dividend or redemption is to be paid or made, and
(B) the payment of such dividend or the making of such redemption would not create or give rise to a Default or Event of Default under any other provision of this Agreement (including the financial covenants set forth in Subsection 7.8 hereof).

     7.5  Insurance.

          7.5.1 Credit Insurance. The Borrower will not: (i) breach or fail to perform any term or condition of any policy of Credit Insurance if such breach or failure could cause such policy to be suspended, impaired or defeated with respect to any Insured Receivables included in the Borrowing Base; (ii) permit any event or circumstance to occur or exist which would authorize or entitle the Insurance Provider to terminate or cancel any policy of Credit Insurance issued by it, or to refuse payment or coverage under any Credit Insurance, with respect to any Insured Receivables included in the Borrowing Base; or (iii) make or permit any material modification or change in the terms or conditions of any Credit Insurance.

          7.5.2 Other Insurance. The Borrower will not commit or suffer to be committed any act whereby any insurance required under Subsection 6.7 will or may be suspended, impaired or defeated, nor suffer or permit its Properties to be used in a manner not permitted under any insurance policy then in effect.

     7.6 Capital Expenditures. The Borrower will not incur aggregate Capital Expenditures in any period of four consecutive quarters ending on a Quarterly Calculation Date in excess of the Borrower's Excess Cash Flow for the same period.

     7.7 Sale-Leaseback Transactions. The Borrower will not make or permit the occurrence of any sale, transfer or disposition of any of its Properties followed by the Borrower's leasing or rental of such Property, or any portion thereof, as lessee.

     7.8  Financial Covenants.

          7.8.1 Current Ratio. The Borrower will not permit its current ratio (i.e., the ratio of its current assets to its current liabilities) to be less than 1.00 to 1.00 (1.00:1.00) at any time. For purposes of this Subsection 7.8.1, current liabilities shall include the outstanding Revolving Advances, but shall exclude (i) the current maturities of long-term Debt, and (ii) Preferred Stock redemptions payable.

          7.8.2 Tangible Net Worth. The Borrower will not at any time permit its tangible net worth to be less than $5,000,000.00.

          7.8.3 Debt to Net Worth Ratio. The Borrower will not permit the ratio of its total Debt to its tangible net worth to exceed 0.85 to 1.00 (0.85:1.00) at any time.

          7.8.4 Cash Flow Coverage Ratio. The Borrower will not permit its Cash Flow Coverage Ratio, determined as of each Quarterly Calculation Date, to be less than 1.25 to 1.00
     (1.25:1.00).

8. EVENTS OF DEFAULT. The occurrence of any of the following events or existence of any of the following circumstances, unless waived in writing by the Bank, will constitute an "Event of Default":

     8.1 Nonpayment by Borrower. If the Borrower fails to pay any principal of or interest on the Revolving Note as and when the same becomes due and payable (whether at the stated due date, upon a mandatory prepayment, or otherwise); or if the Borrower fails to pay any installment of the Non-Use Fee or any other amount due and payable to the Bank, under the terms of the Loan Documents or otherwise, within five (5) days after the date such amount becomes due and payable; or

     8.2 Representations and Warranties. If any representation, warranty, statement, certificate, schedule or report made or furnished to the Bank by or on behalf of the Borrower or the Guarantor proves to have been false or erroneous in any material respect as of the date on which such warranty or representation was made; or

     8.3 Breach of Covenants. If (i) the Borrower or the Guarantor fails to perform or observe any covenant or agreement contained in Subsection 6.1, 6.2, 6.6, 6.7, 6.9, 6.10, 6.11 or 6.13 which is applicable to it and such failure continues for thirty (30) days after written notice thereof from the Bank to the Borrower or the Guarantor, as the case may be, or (ii) the Borrower or the Guarantor fails to perform or observe any covenant or agreement contained in Subsection 6.3, 6.4, 6.5, 6.8, 6.12, 6.14, 7.1, 7.2,
7.3, 7.4, 7.5, 7.6, 7.7 or 7.8 which is applicable to it; or

     8.4 Other Breach of Covenants. If the Borrower or the Guarantor fails to perform or observe any covenants or agreements contained in any other Loan Document to which it is a party and such failure continues beyond the expiration of any applicable grace period expressly stated therein; or

     8.5 Insolvency. If the Borrower or the Guarantor (i) applies for or consents to the appointment of a custodian, receiver, trustee or liquidator for itself or any of its Properties, (ii) admits in writing the inability to pay, or generally fails to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) commences any proceeding relating to its bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency, readjustment of debt, dissolution or liquidation, or if action is taken for the purpose of effecting any of the foregoing, (v) suffers any such appointment or commencement of a proceeding as described in clause (i) or (iv) of this Subsection 8.5, which appointment or proceeding is not terminated or discharged within sixty (60) days, or (vi) becomes insolvent; or

     8.6 Judgments. If the Borrower or the Guarantor has entered against it by any court or binding arbitrator a final judgment or award for an uninsured amount in excess of $500,000.00, or if the Borrower or the Guarantor enters into a settlement agreement which obligates the Borrower or the Guarantor to pay an uninsured amount in excess of $500,000.00; or

     8.7 Default on Other Debt. If the Borrower or the Guarantor fails to pay any principal or interest on any Debt for borrowed money as and when the same becomes due and payable and such failure continues beyond the expiration of any applicable grace period expressly provided, or if any default or event of default shall occur under the terms of any agreement or other document governing any such Debt which would entitle the holder or holders thereof to accelerate the maturity thereof; or

     8.8 Changes With Respect to Credit Insurance. If (i) any policy of Credit Insurance covering any Insured Receivable is terminated or cancelled, (ii) the rating of the Insurance Provider, as published by A.M. Best Company, falls below the level of "A" and the Borrower fails to obtain replacement Credit Insurance from another Insurer Provider acceptable to the Bank within ninety (90) days thereafter, or (iii) the Insurance Provider fails to pay claims filed by the Borrower on account of the Insurance Provider's insolvency or inability to pay; or

     8.9 ERISA Noncompliance. If any employee pension or other benefit plan or trust sponsored by the Borrower or the Guarantor or maintained on behalf of employees of the Borrower incurs an "accumulated funding deficiency" (as such term is defined in Section 302(a)(2) of ERISA), whether or not waived by the Internal Revenue Service, or if a "reportable event" (as such term is defined in Section 4043(b) of ERISA) occurs with respect to any such plan or trust as a result of which the Borrower could be obligated to make payments to the Pension Benefit Guaranty Corporation aggregating in excess of five percent (5%) of its tangible net worth, or if in connection with the termination of any such plan or trust, the Borrower incurs a liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA.

9.   REMEDIES UPON DEFAULT.

     9.1 Termination of Revolving Commitment. Upon the occurrence of any Event of Default specified in Subsection 8.5 hereof, the Revolving Commitment and the obligation of the Bank hereunder to make Revolving Advances will automatically be terminated. Upon the occurrence of any other Event of Default, the Bank may, at its option, without notice or demand, terminate the Revolving Commitment and its obligation to make further Revolving Advances.

     9.2 Acceleration of Indebtedness. Upon the occurrence of any Event of Default specified in Subsection 8.5 hereof, the Revolving Note and all other Indebtedness will become immediately due and payable, without notice or demand. Upon the occurrence of any other Event of Default, the Bank may, at its option, without notice or demand, declare the Revolving Note and all other Indebtedness to be immediately due and payable.

     9.3 Remedies. Upon the occurrence and during the continuation of any Event of Default, the Bank will be entitled to exercise all remedies available to it under the Loan Documents or otherwise under applicable law, including (i) exercising any and all rights under the Security Agreement and the UCC with respect to the Collateral, and (ii) commencing one or more actions against the Borrower or the Guarantor and reducing the claims of the Bank to judgment.

     9.4 Cumulative Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right or remedy under the Loan Documents will operate as a waiver thereof, nor will any single or partial exercise by the Bank of any right thereunder preclude any other or further right of exercise thereof or the exercise of any other right. The remedies provided herein and in the other Loan Documents are cumulative and not alternative.

     9.5 Waiver of Default. The Bank may, by an instrument in writing, waive any Default or Event of Default and any of the consequences of such Default or Event of Default, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequence of such subsequent or other Default or Event of Default.

     9.6 Deposits; Setoff. Regardless of the adequacy of any other collateral security held by the Bank, any deposits or other sums credited by or due from the Bank to the Borrower will at all times constitute collateral security for the Indebtedness and may be set off against the Indebtedness at any time, whether or not the Indebtedness has been declared immediately due and payable. The rights granted by this Subsection 9.6 are in addition to the rights of the Bank under any statutory banker's lien or the common law right of set off. This Subsection 9.6 shall not apply to any monies of which the Borrower is not the beneficial owner, regardless of the name in which the money is deposited, or to any monies which the Borrower is contractually obligated to spend in whole or in part for the account of others, provided that the Borrower has established special accounts or given the Bank written notice that particular funds are beneficially owned by others or are dedicated for particular expenditures. If the Borrower fails to establish such special accounts and fails to give such notice, the Bank may assume that funds on deposit to the account of the Borrower belong solely to the named depositor and are subject to this Subsection 9.6.

     9.7 Application of Payments. During the continuation of any Event of Default, all payments received by the Bank with respect to the Indebtedness, whether from the Borrower, the Guarantor, recoveries upon the Collateral, or otherwise, may be applied by the Bank to any liabilities, obligations or indebtedness included in the Indebtedness selected by the Bank in its sole and exclusive discretion.

10.  GENERAL PROVISIONS.  It is further agreed as follows:

     10.1 Participating Lender. The Borrower understands that, although the Revolving Note and the other Loan Documents name the Bank as the holder thereof, the Bank may from time to time sell one or more participation interests in the Revolving Loan to one or more other financial institutions. The Borrower agrees that, subject to the terms of the agreements of participation, each participating lender will be entitled to rely on the terms of this Agreement and the other Loan Documents as fully as if such participating lender had been named as the holder of the Revolving Note and the other Loan Documents.

     10.2 Hold Harmless. Except for a successful claim against the Bank by the Borrower, the Borrower will indemnify and hold the Bank and each participant in the Revolving Note harmless from all liability, loss, damages or expense, including reasonable attorney's fees, that the Bank or any such participant may incur in good faith as a result of entering into the Loan Documents or establishing the Revolving Loan, or in compliance with or in the enforcement of the terms of the Loan Documents.

     10.3 Notices. All notices, notifications, requests and demands required or authorized hereunder shall be given in writing or shall be served in person, delivered by overnight courier for next day delivery or by certified mail, return receipt requested, or transmitted by telefacsimile, addressed as follows:

     If to the Borrower:      Carbonic Reserves
                              10110 Huebner Road
                              San Antonio, Texas 78240
                              Attn: Randy Thacker
                              Fax: (210) 690-3383

     If to the Guarantor:     The Beard Company
                              5600 North May Avenue, Suite 320
                              Oklahoma City, Oklahoma 73112
                              Attn: Herb Mee, Jr.
                              Fax: (405) 842-9901

     If to the Bank:          Liberty Bank and Trust Company
                              of Oklahoma City, N.A.
                              100 N. Broadway
                              P.O. Box 25848
                              Oklahoma City, Oklahoma 73125
                              Attn: Judy Barrett Felder
                              Fax: (405) 231-6761

or at such other address as any party hereto shall designate for such purpose in a written notice to the other party hereto. Notices served in person will be effective and deemed given when delivered; notices sent by certified mail will be effective and deemed given three (3) Business Days after being deposited in the U.S. mail, postage prepaid; notices sent by overnight courier for next day delivery will be effective and deemed given on the next Business Day after being delivered to the courier service; and notices transmitted by telefacsimile will be deemed given when sent, as indicated by the sender's written confirmation of transmission.

     10.4 Applicable Law. This Agreement and all other Loan Documents have been delivered to and accepted by the Bank in the State of Oklahoma, are to be performed in the State of Oklahoma and shall be deemed contracts made under the Laws of the State of Oklahoma, and all rights and indebtedness hereunder, including matters of construction, validity and performance, shall be governed by the Laws of the State of Oklahoma.

     10.5 Construction. Nothing in this Agreement shall be construed to constitute the Bank as a joint venturer with the Borrower or to constitute a partnership. The descriptive headings of the Sections and Subsections of this Agreement are for convenience only and shall not be used in the construction of the content of this Agreement.

     10.6 Binding Effect. This Agreement and the other Loan Documents shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, that without the prior, written consent of the Bank, the Borrower will not assign or transfer any of its interest, rights or obligations arising out of or relating to the Loan Documents.

     10.7 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein for all purposes and shall be considered a part of this Agreement.

     10.8 Entire Agreement; Conflicting Provisions. This Agreement constitutes the entire agreement of the parties hereto with respect to the Revolving Loan and all matters arising out of or related thereto, superseding the Existing Loan Agreement and all prior negotiations, understandings or communications (written or oral). In the event of any direct conflict between or among the provisions of this Agreement and the provisions of any other Loan Documents, the provisions of this Agreement shall control. All Loan Documents executed pursuant to the Existing Loan Agreement shall continue in full force and effect according to their original stated terms, except to the extent that any Loan Document has been amended and/or restated in connection with the execution and delivery of this Agreement.

     10.9 Waivers. No act, delay, omission or course of dealing between or among the parties hereto will constitute a waiver of their respective rights or remedies under this Agreement or the other Loan Documents. No waiver, change, modification or discharge of any of the rights and duties of the parties hereto will be effective unless contained in a written instrument signed by the party sought to be bound.

     10.10 Jurisdiction and Venue. All actions or proceedings with respect to this Agreement or any of the other Loan Documents may be instituted in any state or federal court sitting in Oklahoma County, Oklahoma, as the Bank may elect.

     10.11 Counterpart Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be duly executed in multiple counterparts, each of which shall be considered an original, effective as of the Effective Date.

                         CARBONIC RESERVES,
                         a Nevada corporation

                         HERB MEE, JR.
                         Herb Mee, Jr., Vice President


                         THE BEARD COMPANY,
                         an Oklahoma corporation

                         HERB MEE, JR.
                         Herb Mee, Jr., President


                         LIBERTY BANK AND TRUST COMPANY OF
                         OKLAHOMA CITY, NATIONAL ASSOCIATION

                         JUDY BARRETT FELDER
                         Judy Barrett Felder, Vice President



                      EXHIBITS AND SCHEDULES

     Exhibit A      -    Form of Revolving Note
     Exhibit B      -    Form of Guaranty Agreement
     Exhibit C      -    Form of Disbursement Request
     Exhibit D      -    Form of Borrowing Base Certificate
     Exhibit E      -    Form of Compliance Certificate

     Schedule I     -    Existing Liens
     Schedule II    -    Existing Debt